EXHIBIT 21.1

SUBSIDIARIES OF TRITON INTERNATIONAL LIMITED AS OF DECEMBER 31, 2017

Name	Jurisdiction
Triton Container International Limited	Bermuda
TAL International Container Corporation	Delaware
TAL International Group, Inc.	Delaware
Triton Container International, Incorporated of North America	California
TAL Finance III LLC	Delaware
TAL Advantage V LLC	Delaware
TAL Advantage VI LLC	Delaware
TAL International Container Pty. Limited	Australia
TAL Sales & Marketing Planning (Shanghai) Co., Ltd.	China
TAL International Container (HK) Limited	Hong Kong
TAL International Container PTE Ltd.	Singapore
TAL International Container NV	Belgium
TAL International Container SRL*	Italy
ICS Terminals (UK) Limited	United Kingdom
Triton Container International GmbH	Germany
Triton Container Sul Americana Transporte e Comercio Ltda.	Brazil
Tristar Container Services (Asia) Private Limited **	India
Triton International Australia PTY Limited	Australia
Triton Container UK Limited	United Kingdom
Triton Limited (HK)	Hong Kong
Triton Container (S) Pte Ltd	Singapore
Triton International Japan	Japan
Triton Container South Africa (PTY) Ltd.	South Africa
Triton Container International B.V.	Netherlands
Triton Italy SRL*	Italy
TFX Holdings LLC	California
MELeasing LLC	California
Proteus, NV (Curacao)	Curacao
Triton Container Investments LLC	Nevada
Triton Container Finance IV LLC	Delaware
Triton Container Capital Investments LLC	California
Triton Container Finance VI LLC	Delaware
Triton International Finance LLC	Delaware
TIF Funding LLC	Delaware

* - In Liquidation
** - Joint venture with Marine Container Services (India) Private Limited